Exhibit 99.1

925 North Eldridge Parkway
Houston, TX 77079-1175
Media Relations: 281-293-1149 www.conocophillips.com/media

NEWS RELEASE

Dec. 1, 2021

ConocoPhillips Announces Completion of All-Cash Permian Asset Acquisition

HOUSTON – ConocoPhillips (NYSE: COP) today announced that it has completed its acquisition of Shell Enterprises LLC’s prolific Delaware basin position for $9.5 billion in cash. After customary closing adjustments, cash paid for the acquisition is approximately $8.6 billion, with an effective date of July 1, 2021. The assets include ~225,000 net acres and producing properties located entirely in Texas, as well as over 600 miles of operated crude, gas and water pipelines and infrastructure. Estimated 2022 production from these assets is expected to be approximately 200 MBOED, roughly half of which is operated.

“This deal was justified on three key merits: it meets our rigorous cost of supply framework, we see a way to drive efficiencies from the assets, and the transaction makes our 10-year plan better,” said Ryan Lance, chairman and chief executive officer. “We believe the addition of these high-quality assets improves our underlying business drivers, expands our cash from operations, enhances our ability to deliver higher returns on and of capital, and lowers our average GHG intensity.”

Lance continued, “The completion of this acquisition caps off an exceptional year and significantly strengthens our company as we head into 2022. We welcome a new group of employees and look forward to integrating these properties into our Permian business and realizing the full potential of this transaction.”

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 14 countries, $87 billion of total assets, and approximately 9,900 employees at Sept. 30, 2021. Production excluding Libya averaged 1,514 MBOED for the nine months ended Sept. 30, 2021, and proved reserves were 4.5 BBOE as of Dec. 31, 2020. For more information, go to www.conocophillips.com.

Contacts

Dennis Nuss (media)

281-293-4733

dennis.nuss@conocophillips.com

Investor Relations

281-293-5000

investor.relations@conocophillips.com

Forward-Looking Statements

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, plans and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete any announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for any announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions during or following the acquisition of assets from Shell (the “Shell Acquisition”) or any other announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related to our transaction with Concho Resources Inc. (Concho); the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the assets from the Shell Acquisition or achieve the anticipated benefits from the transaction; the ability to successfully integrate the operations of Concho with our operations and achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Shell Acquisition or the Concho transaction; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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